Exhibit 99.01

OGE Energy Corp. reports second quarter results
Impact of Enable Partnership moves guidance to the high end of the range

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 28.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.46 per diluted share for the three months ended June 30, 2013 compared to $0.47 per diluted share for the second quarter of 2012. The presentation of the results reflect the 2 for 1 stock split which became effective July 1, 2013.

OG&E, a regulated electric utility, contributed earnings of $0.40 per share in the second quarter, compared with earnings of $0.37 per share in the second quarter last year. OGE Energy's interest in the natural gas midstream operations contributed earnings of $0.07 per share compared with earnings from Enogex of $0.10 per share in the year-ago quarter. The holding company posted a loss of $0.01 per share in the second quarter of 2013 compared to breakeven results for the same period in 2012.

"The second quarter saw OGE achieve a number of significant milestones," said OGE Energy Corp. Chairman, President and CEO Pete Delaney. "We closed on the midstream partnership with CenterPoint Energy, announced a strong operations leadership team, revealed Enable Midstream Partners as the name, and closed on the credit facility for the partnership. At OG&E, we were honored to receive the prestigious Edison Award from EEI - our industry's highest honor -- and recently won yet another JD Power and Associates award for residential customer satisfaction. Looking ahead, we'll continue to focus on integration at Enable Midstream, and I'm pleased to report that both businesses are on plan for 2013."

Discussion of Second Quarter 2013
OGE Energy's net income attributable to OGE Energy was $92 million in the second quarter, compared to $94 million in the year-ago quarter.

OG&E's gross margin on revenues was $327 million in the second quarter, compared with $323 million in the comparable quarter last year. The increase was primarily due to revenues associated with transmission projects and new customer growth, partially offset by milder weather. Net income at the utility was $79 million, compared to $73 million in the year-ago quarter.

Natural Gas Midstream Operations' results for the second quarter consist of one month ended April 30, 2013 of OGE Enogex Holdings' legacy assets and two months ended June 30, 2013 of equity earnings for Enable Midstream Partners, LP. The two month results of the partnership have been deconsolidated from OGE's financial statements and this presentation will continue in future reported results. Overall for the quarter, results were consistent with management's expectations as volumes continued to grow in the Granite Wash and SE Cana regions offset by a January 1, 2013 contract conversion from a keep-whole processing arrangement to a longer term fixed-fee processing arrangement. In addition, lower natural gas liquids prices and transportation revenues impacted financial results.

2013 Outlook
The Company's 2013 consolidated earnings guidance remains unchanged between approximately $335 million to $360 million of net income, or $1.68 to $1.80 per average diluted share (adjusted for the stock split). However, the Company is projecting earnings to be at the high end of the guidance range based primarily on the accretive impact of the formation of Enable Midstream Partners, partially offset by higher transaction costs associated with the agreement at the holding company. This guidance assumes normal weather for the remainder of the year and includes the impact from OGE Energy's equity interest in Enable Midstream Partners. See the Company's 2012 Form 10-K and Form 10-Q for the period ending June 30, 2013 for other key factors and assumptions underlying its 2013 earnings guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2013 on Thursday, August 8, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 801,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; the risk that Enable Midstream Partners may not be able to successfully integrate the operations of Enogex LLC and the businesses contributed by a wholly-owned subsidiary of CenterPoint Energy, Inc.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2012.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$574.6	$528.0	$1,030.1	$954.7
Natural Gas Midstream Operations operating revenues	159.6	327.0	605.5	741.0
Total operating revenues	734.2	855.0	1,635.6	1,695.7
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	242.8	192.7	442.2	376.3
Natural Gas Midstream Operations cost of goods sold	127.8	216.6	481.4	518.3
Total cost of goods sold	370.6	409.3	923.6	894.6
Gross margin on revenues	363.6	445.7	712.0	801.1
OPERATING EXPENSES
Other operation and maintenance	122.0	153.0	270.0	300.6
Depreciation and amortization	74.4	90.5	166.3	177.1
Impairment of assets	—	0.1	—	0.3
Gain on insurance proceeds	—	—	—	(7.5)
Taxes other than income	23.3	24.8	56.4	55.0
Total operating expenses	219.7	268.4	492.7	525.5
OPERATING INCOME	143.9	177.3	219.3	275.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	18.5	—	18.5	—
Allowance for equity funds used during construction	1.5	1.7	2.7	3.6
Other income	4.5	2.5	19.2	10.2
Other expense	(4.2)	(3.6)	(10.7)	(5.5)
Net other income	20.3	0.6	29.7	8.3
INTEREST EXPENSE
Interest on long-term debt	36.0	38.9	75.7	78.1
Allowance for borrowed funds used during construction	(0.7)	(0.9)	(1.4)	(2.0)
Interest on short-term debt and other interest charges	2.0	2.4	4.2	4.4
Interest expense	37.3	40.4	78.5	80.5
INCOME BEFORE TAXES	126.9	137.5	170.5	203.4
INCOME TAX EXPENSE	33.9	35.9	49.5	54.3
NET INCOME	93.0	101.6	121.0	149.1
Less: Net income attributable to noncontrolling interests	1.3	7.7	6.2	18.1
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$91.7	$93.9	$114.8	$131.0

BASIC AVERAGE COMMON SHARES OUTSTANDING	198.3	197.2	198.0	196.8
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.4	197.8	199.1	197.6

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.46	$0.48	$0.58	$0.66

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.46	$0.47	$0.58	$0.66

DIVIDENDS DECLARED PER COMMON SHARE	$0.20875	$0.19625	$0.41750	$0.39250

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$218.9	$215.8	$402.3	$385.4
Commercial	146.4	134.0	252.0	233.9
Industrial	58.1	51.1	104.2	95.3
Oilfield	48.0	40.7	84.8	77.3
Public authorities and street light	56.0	50.7	97.6	90.1
Sales for resale	15.3	13.1	29.8	25.9
System sales revenues	542.7	505.4	970.7	907.9
Off-system sales revenues	3.3	5.1	5.4	14.0
Other	28.6	17.5	54.0	32.8
Total operating revenues	$574.6	$528.0	$1,030.1	$954.7
Sales of electricity - Megawatt-hour sales by classification
Residential	2.1	2.2	4.3	4.1
Commercial	1.8	1.8	3.3	3.3
Industrial	1.0	1.0	1.9	2.0
Oilfield	0.8	0.9	1.6	1.7
Public authorities and street light	0.8	0.9	1.5	1.6
Sales for resale	0.3	0.3	0.6	0.6
System sales	6.8	7.1	13.2	13.3
Off-system sales	0.1	0.2	0.2	0.6
Total sales	6.9	7.3	13.4	13.9
Number of customers	801,491	793,998	801,491	793,998
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	4.374	2.576	3.884	2.727
Coal	2.304	2.276	2.295	2.260
Total fuel	3.008	2.275	2.822	2.303
Total fuel and purchased power	3.440	2.669	3.218	2.701
Degree days
Heating - Actual	365	75	2,165	1,457
Heating - Normal	203	203	2,001	2,001
Cooling - Actual	596	793	600	854
Cooling - Normal	625	625	638	638